Filed pursuant to 424(b)(3)
Registration No. 333-184126

INDUSTRIAL PROPERTY TRUST INC.

SUPPLEMENT NO. 4 DATED JUNE 28, 2017

TO THE PROSPECTUS DATED APRIL 28, 2017

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Property Trust Inc., dated April 28, 2017 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 12, 2017, Supplement No. 2, dated May 25, 2017 and Supplement No. 3, dated May 30, 2017. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A.            To provide an update concerning the names of certain entities referenced in the Prospectus;

B.            To provide an update to the section of the Prospectus titled “Risk Factors”;

C.            To update disclosure in the section of the Prospectus titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Joint Venture”; and

D.            To provide an update to the section of the Prospectus titled “Conflicts of Interest.”

A. Update Concerning the Names of Certain Entities Referenced in the Prospectus

Certain entities referenced in the Prospectus have changed their legal names.  Accordingly, the following updates the references to such entities throughout the Prospectus:

Black Creek Industrial REIT IV Inc., or “BCI IV,” supersedes and replaces all references to Industrial Logistics Realty Trust Inc., or “ILT.” Black Creek Capital Markets, LLC supersedes and replaces all references to Dividend Capital Securities LLC as the Dealer Manager for the offering. Black Creek Property Management Company LLC supersedes and replaces all references to Dividend Capital Property Management LLC as the Property Manager. BCI IV Advisors LLC supersedes and replaces all references to ILT Advisors LLC.

B. Update to the Section of the Prospectus titled “Risk Factors”

The following risk factor supersedes and replaces the last risk factor on page 69 of the Prospectus in the section titled “Risk Factors—Risks Related To The Advisor And Its Affiliates”:

We will compete with entities sponsored or advised by affiliates of the Sponsor, for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire or sell investments, and for customers, which may have an adverse impact on our operations.

We will compete with entities sponsored or advised by affiliates of the Sponsor, whether existing or created in the future, as well as entities for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, finance or sell certain types of properties. We may also buy, finance or sell properties at the same time as these entities are buying, financing or selling properties. In this regard, there is a risk that we will purchase a property that provides lower returns to us than a property purchased by entities sponsored or advised by affiliates of the Sponsor and entities for whom affiliates of the Sponsor provide certain advisory or management services. Certain entities sponsored or advised by affiliates of the Sponsor own and/or manage properties in geographical areas in which we expect to own properties. Therefore, our properties may compete for customers with other properties owned and/or managed by these entities. The Advisor may face conflicts of interest when evaluating customer leasing opportunities for our properties and other properties owned and/or managed by these entities and these conflicts of interest may have a negative impact on our ability to attract and retain customers.

The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee consisting of our management committee and certain other management representatives associated with other entities to which affiliates of the Advisor are providing similar services.

Notwithstanding the foregoing, the Sponsor and the Advisor have agreed, subject to any future changes approved by the Conflicts Resolution Committee, that if an investment is equally suitable for BCI IV and us, until such time as all of the proceeds from our public offerings have been substantially invested, we will have priority over BCI IV with respect to all industrial property investment opportunities in the U.S. or Mexico, other than development or re-development opportunities associated with BCI IV’s existing investments (e.g., development on excess land or expansion of an existing facility) which opportunities shall remain with BCI IV.  Thereafter, BCI IV will have access to industrial property investment opportunities pursuant to the Rotation Policy (defined below), subject to the Special Priority (defined below) which has been granted to our second build-to-core fund (“BTC II”) and which is described below.

Affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles that seek to invest in industrial properties including BCI IV, DPF, and BTC II. Subject to the foregoing provisions regarding our priority relative to BCI IV, to the extent a potential investment meets the current investment strategy, including portfolio objectives, diversification goals, return requirements and investment timing, for us and any other funds or investment vehicles advised by affiliates of the Sponsor or the Advisor with capital available to invest (the “Applicable Vehicles”), including BCI IV, DPF, and BTC II, such investment shall be allocated among the Applicable Vehicles on a rotational basis (the “Rotation Policy”) that the Sponsor determines to be fair and reasonable to the Applicable Vehicles. Generally, the investment will be allocated to the Applicable Vehicle that has gone the longest without being allocated an industrial investment opportunity. Exceptions may be made to the Rotation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (y) characteristics of a particular investment or Applicable Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed below, which make the investment more advantageous to one of the Applicable Vehicles, or (z) exclusivity, rotation or other priority (each, a “Special Priority”) granted to a particular fund now or in the future, or in order to reach certain minimum allocation levels with respect to an Applicable Vehicle. The only currently existing Special Priority has been granted to BTC II, pursuant to which BTC II will be presented with the following industrial property investment opportunities (subject to the terms and conditions of the BTC II partnership agreement):

•           two out of every three potential development investments; provided that BTC II will have the first option to pursue all potential development investments prior to March 31, 2018, and four out of every five potential development investments thereafter and prior to March 31, 2019;

•           one out of every three potential value-add investments; and

•           one out of every four potential core investments.

The Special Priority granted to BTC II will terminate on the earlier to occur of certain events described in the BTC II partnership agreement, such that it will terminate by or before May 2021. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time.

In determining whether an investment opportunity is suitable for us or another program, the Advisor shall examine, among others, the following factors as they relate to us and each other program, which we refer to as the “Allocation Factors”:

•           Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);

•           The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;

•           The cash requirements of each program;

•           The strategic proximity of the investment opportunity to other assets;

•           The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;

•           The policy of each program relating to leverage of investments;

•           The effect of the acquisition on loan maturity profile;

•           The effect on lease expiration profile;

•           Customer concentration;

•           The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;

•           The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;

•           Legal considerations, such as Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Foreign Investment in Real Property Tax Act (“FIRPTA”), that may be applicable to specific investment platforms;

•           The financial attributes of the investment;

•           Availability of financing;

•           Cost of capital;

•           Ability to service any debt associated with the investment;

•           Risk return profiles;

•           Targeted distribution rates;

•           Anticipated future pipeline of suitable investments;

•           Expected holding period of the investment and the applicable entity’s remaining term;

•           Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

•           Whether the applicable entity was formed for the purpose of making a particular type of investment;

•           Affiliate and/or related party considerations;

•           The anticipated cash flow of the applicable entity and the asset;

•           Tax effects of the acquisition, including on REIT or partnership qualifications;

•           The size of the investment; and

•           The amount of funds available to each program and the length of time such funds have been available for investment.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.

On November 4, 2015, Industrial Income Trust Inc. (“IIT”) completed its merger with and into Western Logistics LLC and Western Logistics II LLC. Concurrently with the closing of the merger, IIT transferred 11 properties that are in the lease up stage or under development to the Liquidating Trust, the beneficial interests in which were distributed to then-current IIT stockholders. The Liquidating Trust intends to sell such excluded properties with the goal of maximizing the distributions to IIT’s former stockholders. An affiliate of the Advisor entered into a management services agreement with the Liquidating Trust to provide asset management, development and construction, and operating oversight services for each excluded property, to assist in the sale of the excluded properties and to provide administrative services to the Liquidating Trust and its subsidiaries. The management services agreement will continue in force throughout the duration of the existence of the Liquidating Trust and will terminate as of the date of termination of the Liquidating Trust. The affiliate of the Advisor will not provide advisory services with respect to acquisitions under the management services agreement, but because lease management services will be provided under the management services agreement, the Advisor may face a conflict of interest when evaluating customer leasing opportunities for our properties and properties owned by the Liquidating Trust, which could negatively impact our ability to attract and retain customers.

C. Update to the Section of the Prospectus Titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Joint Venture”

As disclosed in the Prospectus, the IPT Partners own a 20.0% interest in the BTC Partnership and the BCIMC Limited Partner owns the remaining 80.0% interest. The entities collectively referred to as the “BCIMC Limited Partner” in the Prospectus have changed. Accordingly, the following updates and supersedes the disclosure about the identity of the BCIMC Limited Partner in the second sentence of the first paragraph under the caption, “BTC Partnership” on page 116 of the Prospectus:

We collectively refer to bcIMC (WCBAF) Realpool Global Investment Corporation, bcIMC (College) US Realty Inc., bcIMC (Municipal) US Realty Inc., bcIMC (Public Service) US Realty Inc., bcIMC (Teachers) US Realty Inc., bcIMC (WCB) US Realty Inc., and bcIMC (Hydro) US Realty Inc. as the “BCIMC Limited Partner.”

D. Update to the Section of the Prospectus titled “Conflicts of Interest”

The following supersedes and replaces the section of the Prospectus titled “Conflicts of Interest—Conflict Resolution Procedures—Board of Directors—Allocation of Investment Opportunities Among Affiliates and Other Related Entities” beginning on page 168 of the Prospectus (and updates the corresponding disclosure in the section of the Prospectus titled “Prospectus Summary—Conflicts of Interest” beginning on page 17 of the Prospectus):

Allocation of Investment Opportunities Among Affiliates and Other Related Entities. Certain direct or indirect owners, managers, employees and officers of the Advisor are presently, and may in the future be, affiliated with other programs and business ventures and may have conflicts of interest in allocating their time, services, functions and investment opportunities among us and other real estate programs or business ventures that such direct or indirect owners, managers, employees and officers organize or serve. The Advisor has informed us that it will employ sufficient staff to be fully capable of discharging its responsibilities to us in light of the other real estate programs that from time to time will be advised or managed by its direct or indirect owners, managers, employees and officers.

In the event that an investment opportunity becomes available which, in the discretion of the Advisor, may be suitable for us, the Advisor will examine various factors and will consider whether under such factors the opportunity is equally suitable for us and one or more other programs advised by the Advisor or its affiliates. In determining whether or not an investment opportunity is suitable for us or another affiliated program, the Advisor shall examine, among others, the following factors as they relate to us and each other program, which we refer to as the “Allocation Factors”:

•           Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);

•           The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;

•           The cash requirements of each program;

•           The strategic proximity of the investment opportunity to other assets;

•           The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;

•           The policy of each program relating to leverage of investments;

•           The effect of the acquisition on loan maturity profile;

•           The effect on lease expiration profile;

•           Customer concentration;

•           The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;

•           The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;

•           Legal considerations, such as ERISA and FIRPTA, that may be applicable to specific investment platforms;

•           The financial attributes of the investment;

•           Availability of financing;

•           Cost of capital;

•           Ability to service any debt associated with the investment;

•           Risk return profiles;

•           Targeted distribution rates;

•           Anticipated future pipeline of suitable investments;

•           Expected holding period of the investment and the applicable entity’s remaining term;

•           Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

•           Whether the applicable entity was formed for the purpose of making a particular type of investment;

•           Affiliate and/or related party considerations;

•           The anticipated cash flow of the applicable entity and the asset;

•           Tax effects of the acquisition, including on REIT or partnership qualifications;

•           The size of the investment; and

•           The amount of funds available to each program and the length of time such funds have been available for investment.

Except with respect to certain circumstances set forth below, in the event that our investment objectives overlap with those of another program advised by the Advisor or its affiliates and the opportunity is equally suitable for us and the affiliated program, then the Advisor will utilize a reasonable allocation method to determine which investments are presented to our board of directors as opposed to the board of directors or other applicable governing body of such other program. Our board of directors, including the independent directors, has a duty to ensure that the method used by the Advisor for the allocation of investments by two or more affiliated programs seeking to acquire similar types of investments shall be reasonable. This responsibility has been delegated to the Conflicts Resolution Committee. The Advisor is required to obtain and provide to our board of directors or the Conflicts Resolution Committee the necessary information to make this determination.

If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the Advisor, to be more appropriate for a program other than the program that committed to make the investment, the Advisor may determine that another program affiliated with the Advisor or its affiliates may make the investment.

Notwithstanding the foregoing, the Sponsor and the Advisor have agreed, subject to any future changes approved by the Conflicts Resolution Committee, that if an investment is equally suitable for BCI IV and us, until such time as all of the proceeds from our public offerings have been substantially invested, we will have priority over BCI IV with respect to all industrial property investment opportunities in the U.S. or Mexico, other than development or re-development opportunities associated with BCI IV’s existing investments (e.g., development on excess land or expansion of an existing facility) which opportunities shall remain with BCI IV.  Thereafter, BCI IV will have access to industrial property investment opportunities pursuant to the Rotation Policy (defined below), subject to the Special Priority (defined below) which has been granted to our second build-to-core fund (“BTC II”) and which is described below.

Affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles that seek to invest in industrial properties including BCI IV, DPF, and BTC II. Subject to the foregoing provisions regarding our priority relative to BCI IV, to the extent a potential investment meets the current investment strategy, including portfolio objectives, diversification goals, return requirements and investment timing, for us and any other funds or investment vehicles advised by affiliates of the Sponsor or the Advisor with capital available to invest (the “Applicable Vehicles”), including BCI IV, DPF, and BTC II, such investment shall be allocated among the Applicable Vehicles on a rotational basis (the “Rotation Policy”) that the Sponsor determines to be fair and reasonable to the Applicable Vehicles. Generally, the investment will be allocated to the Applicable Vehicle that has gone the longest without being allocated an industrial investment opportunity. Exceptions may be made to the Rotation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (y) characteristics of a particular investment or Applicable Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed above, which make the investment more advantageous to one of the Applicable Vehicles, or (z) exclusivity, rotation or other priority (each, a “Special Priority”) granted to a particular fund now or in the future, or in order to reach certain minimum allocation levels with respect to an Applicable Vehicle. The only currently existing Special Priority has been granted to BTC II, pursuant to which BTC II will be presented with the following industrial property investment opportunities (subject to the terms and conditions of the BTC II partnership agreement):

•           two out of every three potential development investments; provided that BTC II will have the first option to pursue all potential development investments prior to March 31, 2018, and four out of every five potential development investments thereafter and prior to March 31, 2019;

•           one out of every three potential value-add investments; and

•           one out of every four potential core investments.

The Special Priority granted to BTC II will terminate on the earlier to occur of certain events described in the BTC II partnership agreement, such that it will terminate by or before May 2021. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time.

Our Sponsor may modify its overall allocation policies from time to time. Any changes to our Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such procedures are being fairly applied.

These allocation procedures may result in investment opportunities that are attractive to us being directed to another entity sponsored or advised by affiliates of the Sponsor and the Advisor. In addition, the Sponsor or its affiliates may sponsor or advise additional real estate funds or other ventures now and in the future. The result of the creation of such additional funds may be to increase the number of parties who have the right to participate in, or have priority with respect to, investment opportunities sourced by the Sponsor or its affiliates, thereby reducing the number of investment opportunities available to us. Additionally, this may result in certain asset classes being unavailable for investment by us, or being available only after one or more other real estate funds have first had the opportunity to invest in such assets.

To the extent that the Advisor or another affiliated entity becomes aware of an investment opportunity that is suitable for us, it is possible that we may, pursuant to the terms of any agreement with such affiliate or such related entity, co-invest equity capital in the form of a joint venture. Any such joint venture will require the approval of a majority of our board of directors, including a majority of the independent directors.